Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our auditor’s report dated February 28, 2024, with respect to the consolidated financial statements of Breathe BioMedical Inc. (the “Company”) as at December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023, in the Registration Statement on Form F-1 of the Company dated June 7, 2024, as filed with the United Stated Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form F-1.

/s/ MNL LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

June 7, 2024